                                               Filed Pursuant to Rule 424(B)(4)
                                               Registration No. 333-39587

PROSPECTUS

                                 727,285 SHARES

                             EVI WEATHERFORD, INC.
                                  COMMON STOCK

                             ---------------------

     This Prospectus has been prepared for use in connection with the proposed sale by certain stockholders (the "Selling Stockholders") of EVI Weatherford, Inc., a Delaware corporation (the "Company"), of an aggregate of 727,285 shares (the "Shares") of common stock, $1.00 par value (the "Common Stock"), of the Company. The Shares may be offered and sold by the Selling Stockholders from time to time under this Prospectus from the date hereof until August 25, 1998, directly or through broker-dealers designated from time to time. The Shares may be sold in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. Shares may be sold through a broker-dealer acting as agent or broker for a Selling Stockholder, or to a broker-dealer acting as principal. See "Plan of Distribution".

     The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "EVI". On June 23, 1998, the last reported sales price for the Common Stock as reported on the NYSE was $38 11/16 per share.

     The Company will receive no portion of the proceeds of the sale of the Shares offered hereby and will bear certain of the expenses incident to their registration. The Company has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Selling Stockholders may be required to make in respect thereof. See "Plan of Distribution" and "Selling Stockholders".

     The Shares have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the existence of any exemption from registration or the registration thereof under the securities laws of the states in which such transactions occur.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

                 The date of this Prospectus is June 26, 1998.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   3
FORWARD-LOOKING STATEMENTS..................................   4
THE COMPANY.................................................   5
SELLING STOCKHOLDERS........................................   7
DESCRIPTION OF CAPITAL STOCK................................   8
PLAN OF DISTRIBUTION........................................  10
LEGAL MATTERS...............................................  10
EXPERTS.....................................................  10

                             ---------------------

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
                             ---------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information concerning the Company can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Common Stock is listed.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission, and copies of which may be obtained from the Commission at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission and are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Amendment No. 1 and Amendment No. 2 to the Annual Report on Form 10-K on Forms 10-K/A;

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          (c) The Company's Current Report on Form 8-K dated May 1, 1997, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated January 14, 1998;

          (d) The Company's Current Report on Form 8-K dated November 5, 1997, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated March 26, 1998;

          (e) The Company's Current Report on Form 8-K dated December 2, 1997, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated February 13, 1998;

          (f) The Company's Current Report on Form 8-K dated January 28, 1998;

          (g) The Company's Current Report on Form 8-K dated February 3, 1998;

          (h) The Company's Current Report on Form 8-K dated February 19, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated April 21, 1998;

          (i) The Company's Current Report on Form 8-K dated March 5, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated March 9, 1998;

          (j) The Company's Current Report on Form 8-K dated April 20, 1998;

          (k) The Company's Current Report on Form 8-K dated April 22, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated April 24, 1998;

          (l) The Company's Current Report on Form 8-K dated May 15, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated May 22, 1998;

          (m) The Company's Current Report on Form 8-K dated May 27, 1998;

          (n) The Company's Current Report on Form 8-K dated June 15, 1998; and

          (o) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A (filed May 19, 1994) and as amended by the Company's Registration Statement on Form S-3 (Registration No. 333-12367), including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to the Company at 5 Post Oak Park, Suite 1760, Houston, Texas 77027, Attention:
Secretary (Telephone number: (713) 297-8400).

                           FORWARD-LOOKING STATEMENTS

     Certain statements made herein and in other public filings and releases by the Company contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainty. These forward-looking statements may include, but are not limited to, future sales, earnings, margins, production levels and costs, expected savings from acquisitions and plant expansions, demand for products, product deliveries, market trends in the oil and gas industry and the oilfield service sector thereof, research and development, environmental and other expenditures, currency fluctuations and various business trends. Forward-looking statements may be made by management orally or in writing including, but not limited to, the Management's Discussion and Analysis of Financial Condition and Results of Operations section and other sections of the Company's filings with the Commission under the Exchange Act and the Securities Act.

     Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, whether and for how long the current pricing trend for oil will continue and the effect thereof on the demand and price of the Company's products, changes in the price of oil and gas, changes in the domestic and international rig count, global trade policies, domestic and international drilling activities, the impact of the economic downturn in Southeast Asia on the worldwide economies and associated demand for oil, world-wide political stability and economic growth, including currency fluctuations, government export and import policies, technological advances involving the Company's products, the Company's successful execution of internal operating plans and manufacturing consolidations and restructurings, performance issues with key suppliers and subcontractors, the ability of the Company to maintain price increases and market shares, raw material costs changes, collective bargaining labor disputes, regulatory uncertainties and legal proceedings. Future results will also be dependent upon the ability of the Company to successfully integrate the operations of Weatherford with the Company, as well as its ability to continue to identify and complete successful acquisitions at acceptable prices, integrate those acquisitions with the Company's other operations and penetrate existing and new markets. For additional information regarding risks and uncertainties relating to the Company, see the Company's reports filed with the Commission referred to under "Incorporation of Certain Documents by Reference".

                                  THE COMPANY

GENERAL

     The Company is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and gas industry. The Company's principal industry segments consist of (i) drilling products, (ii) completion and oilfield products and services and (iii) artificial lift and compression products and services. The Company operates in virtually every oil and gas exploration and production region in the world.

     The Company's drilling products segment manufactures (i) drill pipe and other drilling products, (ii) premium engineered connections and associated tubulars and (iii) marine connectors and related accessories. The Company's drilling products are designed and engineered for high performance applications. Drill pipe, as well as drill collars, heavyweights and kellys manufactured by the Company, serve as the principal mechanical drilling tools used to drill an oil or natural gas well. These products constitute all components of the drill stem used to drill a well from the rig to the drill bit. The Company's premium tubulars consist of premium tubing, liner and casing and, together with the Company's line of premium engineered connections, are used for the production of oil and natural gas in harsh downhole environments. The Company's marine connector product line consists of downhole conductors for offshore applications and are used to define the original architecture of an offshore well and to support subsea applications.

     The Company's completion and oilfield products and services segment manufactures, sells and services cementation products and liner hangers and equipment used to provide oilfield services. Other products manufactured by this segment include hydraulic power tongs and related equipment used to provide tubular running services, milling tools, whipstocks and weighted drill pipe used in rental and downhole services and sold to customers. This segment also provides oilfield equipment rental, downhole services and tubular running services. The Company's rental equipment includes specialized pressure control equipment, drill string equipment, handling tools, stabilizers and other equipment and tools used in the drilling, completion and workover of oil and gas wells. Downhole services include fishing, milling, whipstock installation and retrieval, well control assistance, plugging and abandonment services, pipe recovery wireline services, foam services and internal casing patch installation.

     The Company's artificial lift and compression segment (i) designs, manufactures and services a complete line of artificial lift equipment and (ii) manufactures, packages, rents and sells parts and services for gas compressor units over a broad horsepower range. The Company's artificial lift product line includes a wide range of downhole pumps, surface pump drive units, gas lift equipment, hydraulic lift products and progressing cavity pumps. The Company's gas compressor units are used for increasing natural gas pressure to facilitate gas flow from the wellhead and through gas gathering systems and processing plants and injecting natural gas into oil wells to enhance recovery and into gas storage wells. Other general applications include cogeneration, seismic marine surveys and natural gas fueling stations.

     The Company has achieved significant growth in recent years through a consistent strategy of synergistic acquisitions and internal development. Acquisitions have focused on the acquisition of name brand products, geographic expansion, the development of complete product lines and savings through consolidation. Internal development has focused on product development and geographic expansion. The Company's growth strategy has resulted in the Company becoming the largest manufacturer of drill pipe, drill collars and heavyweight drill pipe in the world, the largest provider of premium tubular connectors in North America and one of the largest providers of artificial lift equipment in the world. The Company is the leading worldwide supplier of rental tools and fishing and other downhole services and the leading worldwide provider of tubular running services. To the Company's knowledge, none of its competitors has as broad a product line of rod lift and progressing cavity pumps.

     The Company was incorporated in 1972 as a Massachusetts corporation and was reincorporated in Delaware in 1980. The Company's corporate office is located at 5 Post Oak Park, Suite 1760, Houston, Texas 77027-3415, and its telephone number is (713) 297-8400.

RECENT DEVELOPMENTS

     Weatherford Merger. On May 27, 1998, Weatherford merged with and into the Company pursuant to an Agreement and Plan of Merger dated March 4, 1998, as amended, between the Company and Weatherford, with the Company being the surviving corporation (the "Merger"). Following the Merger, the name of the Company was changed to EVI Weatherford, Inc. Under the terms of the Merger, the stockholders of Weatherford received 0.95 of a share of the Company's Common Stock in exchange for each outstanding share of Weatherford common stock outstanding immediately prior to the Merger.

     Christiana Acquisition. In December 1997, the Company entered into a merger agreement, as amended (the "Christiana Merger Agreement"), with Christiana Companies, Inc., a Wisconsin corporation ("Christiana"), and C2, Inc., a Wisconsin corporation, pursuant to which approximately 3.9 million shares of Common Stock will be issued to the stockholders of Christiana in a merger of a subsidiary of the Company with and into Christiana (the "Christiana Acquisition"). Prior to the Christiana Acquisition, Christiana is required to sell two-thirds of its interest in Total Logistic Control, LLC ("Logistic"), a wholly owned subsidiary of Christiana, to C2, Inc. for approximately $10.7 million. Following the sale of Logistic, the remaining assets of Christiana will consist of (i) approximately 3.9 million shares of Common Stock, (ii) a one-third interest in Logistic and (iii) cash and other assets with a book value of approximately $10.0 million. It is anticipated that Christiana will have no material debt as of the date of consummation of the Christiana Acquisition, but will have various tax liabilities that will be paid with the cash remaining in Christiana after the Christiana Acquisition.

     The Christiana Acquisition is subject to various conditions, including the approval by the stockholders of the Company and Christiana. Although there can be no assurance that the Christiana Acquisition will close, the Company currently anticipates that the acquisition will be consummated shortly after the approval of the Christiana Acquisition by the stockholders of the Company and Christiana.

                              SELLING STOCKHOLDERS

     This Prospectus constitutes a part of the Registration Statement filed by the Company pursuant to registration rights granted to the Selling Stockholders in the Agreement and Plan of Merger dated as of July 16, 1997, as amended (the "Agreement"), by and among XLS Holding, Inc., a Texas corporation ("XLS"), the Company, GPXL, Inc., a Texas corporation and wholly owned subsidiary of the Company ("GPXL"), and the Selling Stockholders. The Agreement was entered in conjunction with the Company's acquisition of XLS through a merger (the "Merger") of GPXL with and into XLS. Pursuant to the terms of the Agreement, the Company has agreed to pay all expenses of registering the Shares under the Securities Act, including, without limitation, all registration and filing fees, printing expenses and the fees and disbursements of the counsel and accountants for the Company. The Agreement also provides that the Company will indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders may be required to make in respect thereof. The Selling Stockholders will pay all fees and disbursements of their counsel and all brokerage fees, commissions and expenses, if any, applicable to the Shares sold by them.

     The following table sets forth certain information with respect to the shares of Common Stock beneficially owned by each Selling Stockholder as of June 23, 1998, all of which may be sold pursuant to this Prospectus:

                      NAME OF                            NUMBER OF           PERCENT OF
                SELLING STOCKHOLDER                   SHARES OWNED(1)    OUTSTANDING SHARES
                -------------------                   ---------------    ------------------
Paul A. Pigue.......................................       23,623                *
Marvin E. Odum, Jr..................................      105,681                *
Brian Jennings Odum "S" Corp. Trusts................       15,748                *
John Paul Preston "S" Corp. Trusts..................      166,980                *
W. A. Taylor........................................        7,246                *
Hydril Company......................................      408,007                *

---------------

 *  Less than 1%

(1) Because the Selling Stockholders may offer all or a portion of the Shares pursuant to this Prospectus, no estimate can be given as to the number of shares of Common Stock that will be held by the Selling Stockholders upon termination of any such sales.

     Prior to the Merger, all of the Selling Stockholders were stockholders of XLS, and Paul A. Pigue, Marvin E. Odum, Jr., Brian J. Odum, the trustee and beneficiary of the Brian Jennings Odum "S" Corp. Trusts, John P. Preston, the trustee and beneficiary of the "S" Corp. Trusts, and W. A. Taylor were officers of XLS. Additionally, Messrs. Pigue, Marvin Odum and Christopher T. Seaver, President of Hydril Company, were directors of XLS. Following the Merger, all of such persons ceased to be officers and directors of XLS. Messrs. Marvin Odum, Brian Odum and Preston are continuing to be employed by a subsidiary of the Company at annual base salaries of $164,880, $84,960 and $132,000, respectively. None of the Selling Stockholders have, within the past three years, held any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted above.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 250,000,000 shares of Common Stock, par value $1.00 per share, and 3,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"). At June 22, 1998, 96,966,877 shares of Common Stock were outstanding, including (i) 50,228 shares of Common Stock remaining to be exchanged for shares of common stock of GulfMark International, Inc. ("GulfMark") in connection with the Company's prior acquisition of GulfMark, (ii) 7,381 shares of Common Stock remaining to be exchanged for common shares of Taro Industries Limited ("Taro") in connection with the Company's prior acquisition of Taro and (iii) 1,990,095 shares of Common Stock remaining to be exchanged for shares of common stock of Weatherford in connection with the Merger. In addition, at June 22, 1998, there were (i) 5,031,250 shares of Common Stock reserved for issuance upon the conversion of the Company's 5% Convertible Subordinated Preferred Equivalent Debentures due 2027 (ii) 3,900,000 shares of Common Stock reserved for issuance pursuant to the proposed Christiana Acquisition (see "The Company -- Recent
Developments -- Christiana Acquisition") and (iii) 3,673,484 shares of Common Stock reserved for issuance pursuant to various benefit plans of the Company and its subsidiaries, of which 2,013,252 shares of Common Stock were reserved for issuance upon the exercise of outstanding options and awards. At June 22, 1998, there were no shares of Preferred Stock issued or outstanding. The holders of shares of Common Stock are not liable to further calls or assessments by the Company. The description below is a summary of and is qualified in its entirety by the provisions of the Company's Amended and Restated Certificate of Incorporation as currently in effect.

     Subject to the rights of the holders of any outstanding shares of Preferred Stock and those rights provided by law, (i) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Company legally available for the payment of dividends and may be payable in cash, stock or otherwise, (ii) the holders of Common Stock have the exclusive right to vote for the election of directors and, except as provided below, on all other matters requiring stockholder action generally, with each share being entitled to one vote and (iii) upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the net assets of the Company will be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests to the exclusion of the holders of any outstanding shares of Preferred Stock.

     Although the holders of the Common Stock are generally entitled to vote for the approval of amendments to the Company's Amended and Restated Certificate of Incorporation, the voting rights of the holders of the Common Stock are limited with respect to certain amendments to the Company's Amended and Restated Certificate of Incorporation that affect only the holders of the Preferred Stock. Specifically, subject to the rights of any outstanding shares of any series of Preferred Stock, the Company's Amended and Restated Certificate of Incorporation provides that it may be amended from time to time in any manner that would solely modify or change the relative powers, preferences and rights and the qualifications or restrictions of any issued shares of any series of Preferred Stock then outstanding with the only required vote or consent for approval of such amendment being the affirmative vote or consent of the holders of a majority of the outstanding shares of the series of Preferred Stock so affected, provided that the powers, preferences and rights and the qualifications and limitations or restrictions of such series after giving effect to such amendment are no greater than the powers, preferences and rights and qualifications and limitations or restrictions permitted to be fixed and determined by the Board of Directors with respect to the establishment of any new series of shares of Preferred Stock pursuant to the authority vested in the Board of Directors as to such matters.

     Holders of the Common Stock do not have any cumulative voting, redemptive or conversion rights and have no preemptive rights to subscribe for, purchase or receive any class of shares or securities of the Company. Holders of the Common Stock have no fixed dividend rights. Dividends may be declared by the Board of Directors at its discretion depending on various factors, although no dividends are anticipated for the foreseeable future.

     The Preferred Stock may be issued from time to time in one or more series, with each such series having such powers, preferences and rights and qualifications and limitations or restrictions as may be fixed by the

Company's Board of Directors pursuant to the resolution or resolutions providing for the issuance of such series.

     Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the Company of stock or any transaction from which the director derived an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation provides that the Company's directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the above described exceptions specified by Delaware law.

     As a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the time such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

     The Registrar and Transfer Agent for the Company Common Stock is American Stock Transfer and Trust Company, New York, New York.

                              PLAN OF DISTRIBUTION

     The Shares may be sold under this Prospectus pursuant to the methods described below from time to time from the date hereof until August 25, 1998, by or for the account of the Selling Stockholders on the NYSE or otherwise in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. The Shares may be sold by any one or more of the following methods: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. The Selling Stockholders may effect such transactions by selling Shares through broker-dealers, and such broker-dealers may receive compensation in the form of commissions from the Selling Stockholders (which commissions will not exceed those customary in the types of transactions involved). The Selling Stockholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profit on the sale of Shares by it and any fees and commissions received by any such broker-dealers may be deemed to be underwriting discounts and commissions.

     At the time a particular offering of Common Stock is made hereunder, to the extent required by law, a Prospectus Supplement will be distributed which will set forth the amount of Common Stock being offered and the terms of the offering, including the purchase price, the name or names of any dealers or agents, the purchase price paid for Common Stock purchased from the Selling Stockholders and any items constituting compensation from the Selling Stockholders.

     The Company will receive no portion of the proceeds of the sale of the Shares offered hereby.

                                 LEGAL MATTERS

     In connection with the Common Stock offered hereby, the validity of the shares being offered will be passed upon for the Company by Fulbright & Jaworski L.L.P., Houston, Texas. Uriel E. Dutton, a former director of the Company, is a partner of Fulbright & Jaworski L.L.P. Mr. Dutton currently holds options to purchase 70,000 shares of Common Stock, which options were granted to him pursuant to the Company's Amended and Restated Non-Employee Director Stock Option Plan. In addition, Curtis W. Huff, who serves as of Counsel at Fulbright & Jaworski L.L.P., is Senior Vice President, General Counsel and Secretary of the Company and pursuant to an agreement with the Company holds 75,000 restricted shares of Common Stock and options to purchase 100,000 shares of Common Stock.

                                    EXPERTS

     The Company's historical and supplemental restated consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus and the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     Weatherford's consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus and the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     Christiana's consolidated financial statements as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997, included in this Prospectus and the Registration Statement have been

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

audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     GulfMark Retained Assets' financial statements as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated financial statements of Trico Industries, Inc. as of and for the years ended December 31, 1996 and 1995 appearing in the Company's Amendment No. 1 to Form 8-K dated December 2, 1997 on Form 8-K/A, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements for BMW Monarch (Lloydminster) Ltd. and BMW Pump, Inc. as of March 31, 1997 and 1996, and for each of the two years in the period ended March 31, 1997, incorporated by reference in this Prospectus and the Registration Statement have been audited by Arthur Andersen & Co., independent chartered accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

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